Exhibit 99.3

Selectica, Inc. Unaudited Pro Forma Financial Information

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

March 31, 2014

	Historical Statement of
(in thousands)	Operations Information		Pro Forma
	Selectica, Inc.	Iasta.com Inc.	Adjustments	Notes	Combined
ASSETS
Current assets
Cash and cash equivalents	$16,907	$2,016	$(260)	(1),(4),(7),(9)	$18,663
Accounts receivable, net of allowance for doubtful accounts	3,006	2,198	-		5,204
Deferred Income Tax	-	40	-		40
Prepaid expenses and other current assets	689	579	-		1,268
Total current assets	20,602	4,833	(260)		25,175

Property and equipment, net	312	268	-		580
Capitalized software	856	-	-		856
Other assets	30	180	-		210
Goodwill			5,386	(2)	5,386
Intangibles, net of amortization			7,170	(3)	7,170
Total assets	$21,800	$5,281	$12,296		$39,377

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities
Credit facility	$6,949	$653	$(653)		$6,949
Accounts payable	1,371	514	-		1,885
Accrued payroll and related liabilities	648	492	350	(5)	998
Note payable to stockholder	-	308		(4)	308
Other accrued liabilities	345	321	-		1,158
Income Tax Payable	-	34	-		34
Deferred revenue	5,131	3,174	(1,604)		6,701
Total current liabilities	14,444	5,496	(1,906)		18,033

Long-term deferred revenue	618	-	-		618
Total liabilities	15,062	5,496	(1,906)		18,651

Commitments and contingencies
Preferred Stock	3,653	-	6,486	(7)	10,139
Stockholder's Equity:
Common stock	4	26	74	(7),(9)	104
Additional paid-in capital	278,083	-	7,418	(7),(9)	285,501
Foreign currency translation adjustment		30	(30)	(6)	-
Treasury stock at cost	(472)	(1,042)	1,042	(9)	(472)
Accumulated deficit	(274,530)	770	(788)	(5),(9),(6)	(274,546)
Total stockholders' equity	3,085	(215)	7,716		10,587
Total liabilities, redeemable convertible preferred stock and stockholders' equity	$21,800	$5,281	$12,296		$39,377

(1)

To reflect the use of the Company’s cash on hand to fund a portion of the acquisition and to eliminate cash at Iasta excluded from the Acquisition and 2) recognize additional borrowings of approximately $7.5M under Financing of Series E Preferred Stock to fund athe purchase

(2)	To record preliminary goodwill resulting from the Iasta Acquisition.
(3)	To record identifiable intangible assets related to the Iasta Acquisition. The identifiable intangible assets attributable to the Acquisition are comprised of the following:

	Estimated Fair Value	Estimated Useful life (Years)	Estimated amortization expense
Customer Relationship	$3,880	5	$776
Developed Technology	3,170	5	634
Trademark	120	2	60
	$7,170		$1,470

(4)	To reflect eepayment of Iasta short-term debt which occurred immediately prior to the closing of the Acquisition
(5)

To recognize as of July 2, 2014 known transaction costs incurred by the Company and Iasta related to the closing of theAcquisition. The transaction fees have not been included in the accompanying unaudited pro forma combined statement of operations due to their non-recurring nature.

(6)

In accordance with SFAS No. 52, Foreign Currency Translation, the functional currency of all the Company’s U.K. subsidiaries had historically been pounds sterling. The Company translated the assets and liabilities of its U.K. subsidiaries into U.S. dollars using period-end exchange rates and the revenues and expenses of these entities were translated using the average exchange rates for the reporting period.

(7)

On June 5, 2014, the Company entered into a Purchase Agreement with certain institutional funds and other accredited investors pursuant to which the Company agreed to sell, and the June 2014 Investors agreed to purchase, 124,890.5 shares of Series E Convertible Preferred Stock for $60 per whole share, with total proposed proceeds to the Company of approximately $7.5 million.

(8)	Deferred Revenue adjustemnt at the Acquisition date.
(9)	To eliminate Iasta’s historical equity balances as of July 2, 2014 and to record Issuance of Common Stock to Iasta's Founders at July 2, 2014 - 1,000,000 Common Stock, par value $0.0001 at $6.61
(10)	The preliminary purchase price is calculated as follows (dollars in thousands, except number of shares and per share amount):

Cash Paid	$7,000

Common Stock Issued	1,000,000
SLTC Common Stock strike price	$6.61
Total Stock value	$6,610

Note Paid by Selectica	$653

Total Purchase Price	$14,263

Selectica, Inc.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

(in thousands, except per share data)

	Historical Statement of
	Operations Information		Pro Forma
	Selectica, Inc.	Iasta.com Inc.	Adjustments	Notes	Combined
	Twelve Months Ended
Revenues:	March 31, 2014	December 31, 2013
Recurring revenues	$12,210	$7,996			$20,206
Non-recurring revenues	3,579	2,965			6,544
Total revenues	15,789	10,962			26,751

Cost of revenues:
Cost of recurring revenues	2,673	735	776	(1)	4,184
Cost of non-recurring revenues	5,738	2,256			7,994
Total cost of revenues	8,411	2,991	776		12,178

Gross profit:
Recurring gross profit	9,537	7,261			16,022
Non-recurring gross profit	(2,159)	709			(1,450)
Total gross profit	7,378	7,970			14,572

Operating expenses:
Research and development	2,993	1,893			4,886
Sales and marketing	8,313	4,250	694	(1)	13,257
General and administrative	4,984	1,427			6,411
Restructuring costs	227	-			227
Total operating expenses	16,517	7,570	694		24,781
Loss from operations	(9,139)	401	(1,470)		(10,209)

Decrease in fair value of warrant liability	982	0			982
Other income (expense), net	(22)	(75)			(97)
Loss before provision for income taxes	(8,179)	325	(1,470)		(9,324)

Provision for Income Taxes	-	44			44
Net loss	$(8,179)	$282	$(1,470)		$(9,368)
Series C and D redeemable preferred stock accretion	3,513	-			3,513
Net loss attributable to common stockholders	$(11,692)	$282	$(1,470)		$(12,881)

Basic and diluted net loss per common share attributable to common stockholders	$(2.18)	-			$(3.43)

Weighted-average shares of common stock used in computing basic and diluted net loss per share attributable to common stockholders	3,756	-			3,756

(1)	To recognize amortization expense related to identified intangible assets recognized as part of the purchase price allocation

Iasta.com, Inc.

Preliminary Purchase Price Allocation

ASSETS	July 2, 2014
Current assets
Cash and cash equivalents	$1,619
Accounts receivable	2,738
Prepaid expenses and other current assets	597
Total current assets	4,954

Property and equipment, net	245
Goodwill	5,386
Intangibles	7,170
Other assets	270
Total assets	$18,025

LIABILITIES
Current liabilities
Notes Payable	$961
Accounts payable	321
Acrrued expenses	837
Income Tax Payable	72
Deferred revenue	1,570
Total current liabilities	3,761
Total liabilities	3,761

Net Assets Acquired	$14,263